Exhibit 99.1

FOR IMMEDIATE RELEASE

HAMPSHIRE REPORTS FOURTH QUARTER 2014 RESULTS

Provides 2015 and 2016 Outlook

New York, NY, December 11, 2015 -- Hampshire Group, Limited (OTC Markets: HAMP) today announced its results for the fourth quarter ended December 31, 2014.

“The announcement of our fourth quarter and full year 2014 results represents Hampshire Group’s emergence from a very challenging period in our Company’s history,” stated Paul Buxbaum, Chief Executive Officer of Hampshire Group. “While the financials in this news release are dated, this announcement reflects our intention to publicly disclose Hampshire’s results from the past several quarters as soon as possible. We expect to resume a normal schedule of quarterly SEC filings and earnings announcements after we file the remaining 2015 results in the coming months. Most importantly, we believe that we are now well positioned to deliver improved financial performance in 2016, as discussed later in this release.”

Fourth Quarter 2014 Compared to Fourth Quarter 2013:

●	Sales were $29.7 million compared to $35.0 million.
●	Gross profit margin was 12.7% compared to 16.6%.
●	SG&A expenses were $9.6 million compared to $7.4 million.
●

Adjusted EBITDA was a loss of $4.8 million compared to positive Adjusted EBITDA of $0.6 million (see the Non-GAAP Reconciliation table in the Selected Unaudited Financial Data section of this news release).

●	Loss from continuing operations was $20.2 million, or $2.38 per diluted share, compared to a loss from continuing operations of $8.9 million, or $1.05 per diluted share.
●	The 2014 and 2013 losses included non-cash charges of $14.7 million and $7.6 million, respectively.

Mr. Buxbaum continued, “As disclosed early this year, multiple factors unfolded late in the fourth quarter of 2014 that impacted our results for the period and year. These included the mid-December customer cancelations of seasonal merchandise, and the subsequent selling off of that seasonal merchandise at lower than expected prices, as well as operational issues at a key fabric supplier to our Honduras factory that resulted in late shipments by the supplier of poor quality material. We have since sold our Rio Garment division, including the Honduras facility.

“The challenges continued into 2015,” stated Mr. Buxbaum. “During the first quarter, labor issues related to slowdowns and bottlenecks at west coast shipping ports stranded thousands of Hampshire Group’s finished garments on cargo ships that were unable to dock and unload. This prevented us from delivering these products and recognizing the associated sales, and materially constrained our liquidity.

“We are pleased to report that, in the wake of the numerous hurdles we have faced in the past year, we believe that Hampshire Group is now firmly on the road to delivering improved profitability and enhanced shareholder value. Over the course of 2015, we have achieved three critical milestones that position us well for 2016 and beyond. First, as previously mentioned, we divested our underperforming Rio Garment division, which provided a much needed cash infusion and eliminated a significant management distraction. Secondly, we negotiated a favorable amendment to the lease of our New York City headquarters, which we expect will reduce our cash outflows by approximately $16 million over the next eight years. Finally, we took major steps in rationalizing our operating cost structure, which is now more appropriately aligned with the size of our business and should provide us with higher operating leverage on expected rising sales.”

Fourth Quarter 2014 Business Overview

Sales for the fourth quarter of 2014 decreased compared to the prior year as stronger volume and higher selling prices for our Hampshire Brands business was offset by lower volumes and reduced pricing for private label t-shirts at our Rio Garment division, which we divested in September of 2015 (effective for financial and accounting purposes April 10, 2015).

Gross profit was $3.8 million, down from $5.8 million, due to the lower Rio Garment sales. Hampshire Brands delivered stronger profitability as a result of sourcing and manufacturing synergies, as well as a favorable mix shift.

Selling, general and administrative expenses increased to $9.6 million in the fourth quarter of 2014 from $7.4 million in the prior year quarter, reflecting a $1.4 million vendor receivable charge and the reversal of an incentive accrual in 2013. SG&A as a percentage of sales increased to 32.4% in the fourth quarter of 2014 from 21.1% as a result of lower sales.

We incurred a total of $14.7 million in non-cash charges during the fourth quarter of 2014, including $11.5 million associated with the impairment of Rio Garment intangible assets, charges related to our New York headquarters lease totalling $1.3 million, and impairment of fixed assets and goodwill related to Rio Garment of $1.4 million and $0.5 million, respectfully.

Cash Flow and Financial Position at December 31, 2014:

●	The Company concluded the quarter ended December 31, 2014 with $1.8 million in cash and cash equivalents as compared to $1.4 million as of December 31, 2013.
●	Working capital (excluding discontinued operations) declined to $6.5 million at the conclusion of the quarter ended December 31, 2014 from $21.3 million as of December 31, 2013.
●	The Company had borrowings of $3.0 million on its term loan and $16.1 million on its revolving credit facility.

Outlook

Mr. Buxbaum continued, “We expect to report fourth quarter and full year 2015 results in March 2016, which will also include the results for the first three quarters of the year. Based on our forecast for the balance of the year, we expect to report pro forma* 2015 net sales of $64.0 to $65.0 million and an Adjusted EBITDA loss of $1.0 to $1.5 million. Looking ahead to 2016, we anticipate material improvement in our financial performance, with solid demand for our Dockers® and James Campbell lines combining with our rationalized cost structure to generate higher net sales of $65.0 to $67.0 million and positive Adjusted EBITDA of $0.5 million to $1.5 million.”

*Excludes results from Rio Garment

About Hampshire Group

Hampshire Group, Limited (www.hamp.com), along with its wholly-owned subsidiary, Hampshire Brands, Inc. is a provider of fashion apparel across a broad range of product categories, channels of distribution and price points. The Company specializes in designing and marketing men’s sportswear to department stores, chain stores and mass market retailers under licensed brands, our own proprietary brands and the private labels of our customers.

Cautionary Disclosure Regarding Forward-Looking Statements

This press release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that reflect the Company's current views with respect to future events. Such statements are subject to certain risks and uncertainties which could cause actual results to differ materially from those projected. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to publish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrences of unanticipated events. Readers are urged to review and consider carefully the various disclosures made by the Company in its Form 10-K and other Securities and Exchange Commission filings, which advise interested parties of certain factors that affect the Company's business. Risks and uncertainties that could cause actual results to differ materially from those anticipated in our forward looking statements include, but are not limited to, the following: there is doubt about our ability as a going concern due to the February 29, 2016 maturity date of our credit facility, potentially insufficient liquidity, our history of losses, our stockholders’ deficit and our auditor issuing a going concern opinion for the year ended December 31, 2014; risks from the sale of Rio Garment S.A.; matters related to our Audit Committee investigation; identified material weaknesses in our internal controls; restricted ability to borrow under our credit facility; a prolonged period of depressed consumer spending; use of foreign suppliers for raw materials and manufacture of our products; lack of an established public trading market for our common stock; decreases in business from or the loss of any one of our key customers; financial instability experienced by our customers; chargebacks and margin support payments; loss of or inability to renew certain licenses; change in consumer preferences and fashion trends, which could negatively affect acceptance of our products by retailers and consumers; failure of our manufacturers to use acceptable ethical business practices; failure to deliver quality products in a timely manner; problems with our distribution system and our ability to deliver products; labor disruptions at ports, our suppliers, manufacturers or distribution facilities; failure, inadequacy, interruption or security lapse of our information technology; failure to compete successfully in a highly competitive and fragmented industry; challenges integrating any business we have acquired or may acquire; potential impairment of acquired intangible assets; unanticipated expenses beyond the amount reserved on our balance sheet or unanticipated cash payments related to the ultimate resolution of income and other possible tax liabilities; significant adverse changes to international trade regulations; loss of certain key personnel which could negatively impact our ability to manage our business; risks related to the global economic, political and social conditions; fluctuation in the price of raw materials adversely affecting our results of operations; energy and fuel costs are subject to adverse fluctuations and volatility; and cyber security risks related to breaches of security pertaining to sensitive company, customer, employee and vendor information.

CONTACTS

Investors:

Benjamin C. Yogel

Lead Director, Hampshire Group

byogel@mrccapital.com

(212) 561-1255

Hampshire Group, Limited

Selected Financial Data (Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
(In thousands, except per share data)	2014	2013	2014	2013
Net sales	$29,720	$34,979	$91,471	$105,054
Cost of goods sold	25,949	29,163	73,850	85,134
Gross profit	3,771	5,816	17,621	19,920
Selling, general and administrative expenses	9,642	7,381	31,678	31,922
Lease litigation settlement	—	—	—	(6,113)
Loss on lease obligation	334	4,894	408	5,414
Impairment of goodwill	460	2,099	460	2,099
Impairment of certain intangible assets	11,539	—	11,539	—
Impairment of fixed assets	2,375	612	2,375	612
(Loss) income from operations	(20,579)	(9,170)	(28,839)	(14,014)
Other income (expense):
Interest income	—	—	—	1
Interest expense	(527)	(474)	(1,354)	(792)
Other, net	72	49	288	229
(Loss) income from continuing operations before income taxes	(21,034)	(9,595	(29,905)	(14,576)
Income tax benefit	(836)	(719)	(1,080)	(1,744)
Loss from continuing operations	(20,198)	(8,876)	(28,825)	(12,832)
(Loss) income from discontinued operations, net of taxes	—	(999)	62	(3,208)
Net loss	$(20,198)	$(9,875)	$(28,763)	$(16,040)

Basic (loss) income per share:
Loss from continuing operations	$(2.38)	$(1.05)	$(3.40)	$(1.65)
(Loss) income from discontinued operations, net of taxes	—	(0.12)	0.01	(0.41)
Net loss	$(2.38)	$(1.17)	$(3.39)	$(2.06)

Diluted (loss) income per share:
Loss from continuing operations	$(2.38)	$(1.05)	$(3.40)	$(1.65)
(Loss) income from discontinued operations, net of taxes	—	(0.12)	0.01	(0.41)
Net loss	$(2.38)	$(1.17)	$(3.39)	$(2.06)

Weighted-average number of common shares outstanding:
Basic	8,496	8,452	8,481	7,793
Diluted	8,496	8,452	8,481	7,793

NON-GAAP RECONCILIATION (UNAUDITED):
Net loss	$(20,198)	$(9,875)	$(28,763)	$(16,040)
Interest expense, net	527	474	1,354	791
Income tax benefit	(836)	(719)	(1,080)	(1,744)
Depreciation and amortization	828	901	3,202	3,660
EBITDA	(19,679)	(9,219)	(25,287)	(13,333)
Restructuring costs	6	129	343	1,486
Stock-based compensation	207	351	1,101	444
Lease litigation settlement	—	—	—	(6,113)
Loss on lease obligation	334	4,894	408	5,414
Impairment of goodwill	460	2,099	460	2,099
Impairment of fixed assets	2,375	612	2,375	612
Impairment of certain intangible assets	11,539	—	11,539	—
(Income) Loss from discontinued operations, net of taxes	—	999	(62)	3,208
Obsolete inventory write-down at Rio	—	779	—	779
Adjusted EBITDA	$(4,758)	$644	$(9,123)	$(5,404)

The Company believes that supplementing its financial statements prepared in accordance with United States generally accepted accounting principles (“GAAP) with certain non-GAAP financial measures, as defined by the Securities and Exchange Commission (the “SEC”), provides a more comprehensive understanding of the Company’s results of operations. Such measures include EBITDA and Adjusted EBITDA and should not be considered an alternative to GAAP financial measures, but instead should be read in conjunction with the GAAP financial measures. With respect to our expectations concerning Adjusted EBITDA for 2015 and 2016, reconciliation of such measures and expectations to the closest corresponding GAAP measure on a forward-looking basis is not available without unreasonable efforts due to the nature of the estimates we provide. Readers are urged to review and consider carefully the various disclosures made by the Company in its Form 10-K for the year ended December 31, 2014 and other SEC filings, which advise interested parties of certain factors that may affect the Company’s business.

SELECTED BALANCE SHEET DATA (Unaudited):
	As of December 31,
(excluding discontinued operations)	2014	2013
Cash and cash equivalents	$1,758	$1,385
Accounts receivable, net	14,241	15,458
Inventories, net	20,553	18,607
Borrowings under credit facility and notes payable	16,114	9,187
Working capital	6,455	21,276